Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

November 5, 2025

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Fifth Third Bancorp, an Ohio corporation (“Fifth Third”), including the proxy statement/prospectus/consent solicitation statement forming a part thereof, relating to the proposed transaction among Fifth Third, Fifth Third Financial Corporation, an Ohio corporation, Comerica Incorporated, a Delaware corporation (“Comerica”), and Comerica Holdings Incorporated, a Delaware corporation.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE FIRST MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP